Exhibit 99.1

NASH FINCH REPORTS FIRST QUARTER RESULTS

Strong First Quarter Gains in Food Distribution and Military

MINNEAPOLIS (April 22, 2004) — Nash Finch Company (Nasdaq: NAFC), a leading national food retailer and distributor, today announced that earnings for the first quarter of 2004 were $4.7 million, or $0.38 per diluted share, as compared to $3.3 million, or $0.27 per diluted share for the first quarter last year.  Earnings for the first quarter last year were adversely affected by $2.3 million net of tax, or $0.20 per diluted share, paid to lenders as consideration for bond indenture and credit facility waivers.  Total sales for the quarter rose to $879.5 million versus $856.7 million in the prior-year period.

The Company has strengthened its balance sheet through continued focus on inventory and accounts receivable management, debt reduction and improvement in Consolidated EBITDA, as defined in the accompanying supplemental data schedule.  As a result, the Company’s leverage ratio has improved to 2.7 times Consolidated EBITDA in the current quarter as compared to 3.2 times Consolidated EBITDA in the first quarter of 2003.

Food Distribution Results

Food distribution segment sales for the first quarter of 2004 improved to $431.1 million versus $388.4 million in the prior-year period, an increase of 11.0 percent.  Food distribution segment operating profits increased to $14.5 million versus $11.2 million in the first quarter of 2003.  Food distribution performance was driven primarily by sales from new account gains.

Military segment sales were $253.7 million compared to $246.8 million for the first quarter of 2003, an increase of 2.8 percent.  Segment operating profits were $8.2 million, versus $6.7 million for the year-ago period, as the Company continues to realize benefits from the completion of its warehouse consolidation project.

Retail Results

Corporate retail sales were $194.7 million in the first quarter versus $221.5 million in the prior-year period.  Same-store sales decreased 10.9 percent for the first quarter of 2004 relative to the first quarter of 2003.  The difficult competitive environment, in which an ever-increasing number of supercenters and other alternative formats compete for price-conscious consumers, continues to adversely affect same-store sales.  Retail segment operating profits were $2.8 million for the first quarter of 2004 versus $7.2 million in the prior-year period.  Retail profits compared negatively to the prior year partially due to the impact of negative same store sales and partially due to losses incurred by the Avanza stores opened last year.  The Company’s total store count at the end of the first quarter was 106 compared to 111 at the end of the first quarter last year.

Outlook

Quarterly results as a whole were in line with the Company’s expectations.  As previously reported, the Company estimates that its diluted earnings per share will range between $2.46 and $2.54 for the 52 week fiscal 2004 year.  This compares to the 53 week fiscal 2003 earnings from continuing operations of $2.85 per diluted share which included several events that had a net favorable impact of $4.5 million, or $0.37 per diluted share.  These events included a third quarter reduction in income tax expense of $3.0 million due to resolving various outstanding tax issues and a fourth quarter $3.8 million reduction in health insurance expense primarily reflecting a decision to eliminate post-retirement medical benefits for current non-union employees, while retaining benefits for previously retired associates.  Partially offsetting these events was $2.3 million paid in the first quarter last year to our lenders as consideration for bond indenture and credit facility waivers.

A conference call to review first quarter results is scheduled for 10 a.m. (CT) on April 22, 2004.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com.  A replay of the Internet broadcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food retail and distribution companies in the United States with approximately $4 billion in annual revenues. Nash Finch currently owns and operates more than 100 stores in the Upper Midwest, principally supermarkets under the AVANZA®, Buy• n• Save®, Econofoods®, Family Thrift Center™ and Sun Mart® trade names.  In addition to its retail operations, Nash Finch’s food distribution business serves independent retailers and military commissaries in 28 states, the District of Columbia and Europe.  Further information is available on the company’s website at www.nashfinch.com.

The statements in this release that refer to anticipated financial results, plans and developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors that could cause material differences include the effect of competition on the Company’s distribution and retail businesses; the Company’s ability to successfully execute plans to improve retail operations and to expand wholesale operations; general economic conditions; credit risk from financial accommodations extended to customers; the success or failure of new business ventures and initiatives; changes in consumer spending and buying patterns; risks entailed by expansion, affiliations and acquisitions; changes in vendor promotions or allowances; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; adverse determinations or developments with respect to litigation, other legal proceedings or the SEC investigation; and other cautionary factors discussed in the Company’s periodic reports filed with the SEC.  The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact: Bob Dimond, 952-897-8148 or LeAnne Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Twelve Weeks Ended
	March 27, 2004	March 22, 2003

Sales	$879,454	$856,664

Cost and expenses:
Cost of sales	779,606	756,640
Selling, general and administrative	75,430	74,447
Operating earnings	24,418	25,577

Depreciation and amortization	10,156	9,440
Interest expense	6,505	10,791
Total costs and expenses	871,697	851,318

Earnings before income taxes	7,757	5,346

Income tax expense	3,025	2,085

Net earnings	$4,732	$3,261

Net earnings per share:
Basic earnings per share	$0.39	$0.27

Diluted earnings per share	$0.38	$0.27

Cash dividends per common share	$0.135	$—

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,276	11,903
Diluted	12,445	11,963

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 27, 2004	January 3, 2004	March 22, 2003
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,069	$12,757	$14,538
Accounts and notes receivable, net	148,208	145,902	148,197
Inventories	242,512	236,289	250,447
Prepaid expenses	13,529	15,136	14,322
Deferred tax assets	5,850	5,726	11,292
Total current assets	419,168	415,810	438,796

Investments in affiliates	20	20	180
Notes receivable, net	32,901	31,178	33,616

Property, plant and equipment:
Land	24,000	24,121	25,477
Buildings and improvements	160,735	163,693	155,579
Furniture, fixtures and equipment	323,488	328,318	324,958
Leasehold improvements	87,141	86,746	76,226
Construction in progress	461	1,673	4,313
Assets under capitalized leases	41,570	41,661	42,040
	637,395	646,212	628,593
Less accumulated depreciation and amortization	(384,109)	(383,861)	(366,076)
Net property, plant and equipment	253,286	262,351	262,517

Goodwill	149,792	149,792	150,053
Investment in direct financing leases	13,148	13,426	14,214
Other assets	13,182	13,775	15,062
Total assets	$881,497	$886,352	$914,438

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$6,152	$23,350	$10,595
Current maturities of long-term debt and capitalized lease obligations	5,371	5,278	7,035
Accounts payable	171,956	166,742	185,287
Accrued expenses	80,669	78,768	100,977
Income taxes payable	10,405	10,614	9,410
Total current liabilities	274,553	284,752	313,304

Long-term debt	281,600	281,944	317,836
Capitalized lease obligations	43,959	44,639	46,582
Deferred tax liability, net	7,524	6,358	71
Other liabilities	11,287	12,202	11,644
Commitments and Contingencies
Stockholders’ equity:
Preferred stock - no par value. Authorized 500 shares; none issued	—	—	—
Common stock of $1.66 2/3 par value. Authorized 50,000 shares, issued 12,314, 12,152 and 12,012 shares, respectively	20,524	20,255	20,021
Additional paid-in capital	30,026	27,995	26,344
Restricted stock	(400)	(475)	(762)
Accumulated other comprehensive income	(5,678)	(5,970)	(7,447)
Retained earnings	218,500	215,417	187,906
	262,972	257,222	226,062
Less cost of 21, 35 and 70 shares of common stock in treasury, respectively	(398)	(765)	(1,061)
Total stockholders’ equity	262,574	256,457	225,001

Total liabilities and stockholders’ equity	$881,497	$886,352	$914,438

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Twelve Weeks Ended
	March 27, 2004	March 22, 2003
Operating activities:
Net earnings	$4,732	$3,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,156	9,440
Amortization of deferred financing costs	259	260
Amortization of rebatable loans	714	68
Provision for bad debts	780	1,437
Deferred income tax expense	1,042	2,769
Gain on sale of property, plant and equipment	(469)	(173)
LIFO charge	392	400
Asset impairments	—	390
Other	199	(95)
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	(2,579)	17,784
Inventories	(6,615)	(2,533)
Prepaid expenses	1,607	(1,714)
Accounts payable	5,214	13,391
Accrued expenses	2,193	6,052
Income taxes payable	(209)	(663)
Other assets and liabilities	(238)	(523)
Net cash provided by operating activities	17,178	49,551

Investing activities:
Disposal of property, plant and equipment	1,937	751
Additions to property, plant and equipment	(2,958)	(3,664)
Business acquired, net of cash	—	(2,054)
Loans to customers	(2,513)	(3,264)
Payments from customers on loans	580	1,584
Other	477	2
Net cash used in investing activities	(2,477)	(6,645)

Financing activities:
Payments of revolving debt	—	(39,400)
Dividends paid	(1,649)	—
Payments of long-term debt	(343)	(3,375)
Payments of capitalized lease obligations	(588)	(531)
Decrease in outstanding checks	(17,198)	(16,481)
Other	1,389	—

Net cash used in financing activities	(18,389)	(59,787)
Net decrease in cash	(3,688)	(16,881)
Cash at beginning of year	12,757	31,419
Cash at end of year	$9,069	$14,538

NASH FINCH COMPANY AND SUBSIDIARIES

Supplemental Data (Unaudited)

	Twelve Weeks Ended
Other Data (In thousands)	March 27, 2004	March 22, 2003

Cash from operations - 1st qtr.	$17,178	$49,551
Debt to total capitalization	56%	62%
Total debt	$330,930	$371,453
Capital spending - 1st qtr.	$2,958	$3,664
Capitalization	$593,504	$596,454
Stockholders’ Equity	$262,574	$225,001

Non-GAAP Data
Consolidated EBITDA (a)	$24,034	$26,123
Leverage Ratio - trailing 4 qtrs. (debt to Consolidated EBITDA) (b)	2.7	3.2
Interest Coverage Ratio - trailing 4 qtrs. (Consolidated EBITDA to interest expense) (c)	4.1	3.5

Comparable GAAP Data
Debt to earnings from continuing operations (b)	6.1	8.4
Earnings from continuing operations to interest expense (c)	1.8	1.3

Debt Covenants	Required Ratio	Actual Ratio
Leverage Ratio	3.50 (maximum)	2.7
Interest Coverage Ratio	3.25 (minimum)	4.1

(a)               Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash LIFO and other charges (such as impairments and closed store lease costs) less subsequent cash payments made on non-cash charges.  Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flow or liquidity.  The amount of Consolidated EBITDA is provided as additional information relative to compliance with our debt covenants.

(b)              Leverage Ratio is defined as the Company’s end of period debt at March 27, 2004 and March 22, 2003, divided by Consolidated EBITDA for the respective four trailing quarters.  The most comparable GAAP ratio is debt at the same dates divided by earnings from continuing operations for the respective four trailing quarters.

(c)               Interest Coverage Ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending March 27, 2004 and March 22, 2003.  The most comparable GAAP ratio is earnings from continuing operations divided by interest expense for the same periods.

Reconciliation of Consolidated EBITDA

Consolidated EBITDA is derived from the Company’s earnings from continuing operations before income taxes as follows:

Consolidated EBITDA Reconciliation (In thousands)	2003 Qtr 2	2003 Qtr 3	2003 Qtr 4	2004 Qtr 1	Rolling 4 Qtr

Earnings before income taxes	$11,910	$14,105	$20,572	$7,757	$54,344
Add/(deduct)
LIFO	400	41	(1,961)	392	(1,128)
Depreciation and amortization	9,642	13,098	10,232	10,156	43,128
Interest expense	7,035	9,011	7,032	6,505	29,583
Asset Impairments	—	1,725	591	—	2,316
Closed store lease costs	32	583	187	(129)	673
Gains on sale of real estate	(126)	(218)	(338)	(82)	(764)
Subsequent cash payments on non-cash charges	(508)	(602)	(598)	(565)	(2,273)
Curtailment of post retirement health care plan	—	—	(4,004)	—	(4,004)
Total Consolidated EBITDA	$28,385	$37,743	$31,713	$24,034	$121,875

Consolidated EBITDA by Segment	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtr
Food Distribution	$16,288	$24,440	$18,615	$16,441	$75,784
Retail	13,110	13,099	9,851	6,743	42,803
Military	7,046	9,736	8,992	8,579	34,353
Unallocated Corporate Overhead	(8,059)	(9,532)	(5,745)	(7,729)	(31,065)
	$28,385	$37,743	$31,713	$24,034	$121,875

Consolidated EBITDA Reconciliation (In thousands)	2002 Qtr 2	2002 Qtr 3	2002 Qtr 4	2003 Qtr 1	Rolling 4 Qtr
Earnings before income taxes	$15,795	$10,508	$12,538	$5,346	$44,187
Add/(deduct)
LIFO	300	—	(3,457)	400	(2,757)
Depreciation and amortization	9,165	12,298	9,218	9,440	40,121
Interest expense	6,651	9,235	6,957	10,791	33,634
Asset Impairments	—	1,518	5,067	390	6,975
Closed store lease costs	—	353	1,101	354	1,808
Gains on sale of real estate	(5)	(1,386)	(2,428)	(66)	(3,885)
Subsequent cash payments on non-cash charges	(593)	(684)	(421)	(532)	(2,230)
Special charges	—	(765)	—	—	(765)
Total Consolidated EBITDA	$31,313	$31,077	$28,575	$26,123	$117,088

Consolidated EBITDA by Segment	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtr
Food Distribution	$18,647	$19,818	$17,237	$13,254	$68,956
Retail	13,695	11,009	12,615	10,886	48,205
Military	7,821	9,823	6,643	7,043	31,330
Unallocated Corporate Overhead	(8,850)	(9,573)	(7,920)	(5,060)	(31,403)
	$31,313	$31,077	$28,575	$26,123	$117,088